 Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:  Immediately
Date:  November 4, 2010
Contact:  Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Third Quarter Ended September 30, 2010

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the third quarter ended

September 30, 2010.

Operating Results for the Three Months Ended September 30, 2010

For the three months ended September 30, 2010, net income allocable to our common shareholders was $182.2 million or $1.07 per diluted common share, compared to $173.5 million or $1.03 per diluted common share, for the same period in 2009, representing an increase of $8.7 million or $0.04 per diluted common share.  This increase is due to improved operations of our Same Store Facilities (discussed below), a foreign currency exchange gain of $55.5 million during the quarter ended September 30, 2010 as compared to $21.4 million for the same period in 2009, partially offset by a gain on disposition of $30.3 million related to an equity offering by PS Business Parks, Inc. (“PSB”) recorded in the quarter ended September 30, 2009.

Revenues for the Same Store Facilities (see table below) increased 1.2% or $4.3 million in the quarter ended September 30, 2010 as compared to the same period in 2009, primarily due to a 1.6% increase in average occupancy offset partially by a 0.5% reduction in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities increased 3.2% or

$3.7 million in the quarter ended September 30, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities increased 0.2% or $0.6 million in the quarter ended September 30, 2010 as compared to the same period in 2009.

Operating Results for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, net income allocable to our common shareholders was $277.8 million or $1.64 per diluted common share, compared to $468.5 million or $2.78 per diluted common share, for the same period in 2009, representing a decrease of $190.7 million or $1.14 per diluted common share.  This decrease is primarily due to (i) a foreign currency exchange loss of $28.6 million during the nine months ended September 30, 2010 compared to a $19.9 million gain during the same period in 2009, (ii) an aggregate $31.1 million reduction in income allocated to our common shareholders, and an increase in income allocated to the shareholders of redeemed securities, (including our equity share of PSB’s redemptions) in applying EITF D-42 to the redemption of securities in the nine months ended September 30, 2010, as compared to a $94.5 million increase in income allocated to our common shareholders from the shareholders of redeemed securities (including our equity share of PSB’s redemptions), in applying EITF D-42 to the redemption of securities in the same period in 2009 and (iii) a gain on disposition of $30.3 million related to an equity offering by PSB recorded in the nine months ended September 30, 2009.

Revenues for the Same Store Facilities decreased 0.4% or $4.1 million in the nine months ended September 30, 2010 as compared to the same period in 2009, primarily due to a 1.7% reduction in realized rent per occupied square foot, partially offset by a 1.0% increase in average occupancy.  Cost of operations for the Same Store Facilities increased 1.5% or $5.5 million in the nine months ended September 30, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities decreased 1.4% or $9.6 million in the nine months ended September 30, 2010 as compared to the same period in 2009.

Funds from Operations

For the three months ended September 30, 2010, funds from operations (“FFO”) was $1.69 per common share on a diluted basis as compared to $1.44 per diluted common share for the same period in 2009, representing an increase of $0.25 per diluted common share or 17.4%.

For the three months ended September 30, 2010, FFO was impacted by (i) a foreign currency exchange gain totaling $55.5 million (compared to a gain of $21.4 million for the same period in 2009) and (ii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling $1.7 million ($2.0 million for the same period in 2009).

For the nine months ended September 30, 2010, FFO was $3.39 per common share on a diluted basis as compared to $4.35 per diluted common share for the same period in 2009, representing a decrease of $0.96 per diluted common share or 22.1%.

For the nine months ended September 30, 2010, FFO was impacted by (i) a $31.1 million reduction in applying EITF D-42 to the redemption of preferred shares and our Equity Shares, Series A, including our equity share of PSB’s redemptions (compared to an aggregate $94.5 million increase recorded for our redemption, and our equity share of PSB’s redemption, of preferred equity in the same period in 2009), (ii) a foreign currency exchange loss totaling $28.6 million (compared to a gain of $19.9 million for the same period in 2009), (iii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling $1.7 million ($2.0 million for the same period in 2009), (iv) incremental general and administrative expense associated with the acquisition of real estate facilities totaling $2.4 million and (v) a $2.5 million impairment of long-lived assets (as compared to $8.2 million during the same period in 2009).

For the nine months ended September 30, 2009, FFO was further impacted by (i) a $4.1 million gain on the early retirement of debt, and (ii) costs incurred to terminate and wind down our truck rental operations of $3.5 million.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Percentage Change	2010	2009	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.35	$1.30	3.8%	$3.75	$3.71	1.1%

Application of EITF D-42 to the redemption of securities, including our equity share from PSB	-	-		(0.18)	0.56
Foreign currency exchange gain (loss)	0.33	0.13		(0.17)	0.12
Change in accounting estimate – ancillary operations	0.01	0.01		0.01	0.01
Incremental general and administrative expenses resulting from property acquisitions	-	-		(0.01)	-
Impairment of long-lived assets	-	-		(0.01)	(0.05)
Gain on early extinguishment of debt	-	-			0.02
Costs incurred to terminate truck rental operations	-	-		-	(0.02)

FFO per diluted common share, as reported	$1.69	$1.44	17.4%	$3.39	$4.35	(22.1)%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represents those 1,925 facilities that are stabilized and owned since January 1, 2008 and therefore provide meaningful comparisons for 2008, 2009, and 2010.  The following table summarizes the historical operating results of these 1,925 facilities (120.3 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2010.

Selected Operating Data for the Same Store Facilities (1,925 Facilities):	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Percentage Change	2010	2009	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$346,643	$343,181	1.0%	$1,015,156	$1,021,466	(0.6)%
Late charges and administrative fees collected	18,447	17,566	5.0%	52,153	49,949	4.4%
Total revenues (a)	365,090	360,747	1.2%	1,067,309	1,071,415	(0.4)%

Cost of operations:
Property taxes	38,599	38,007	1.6%	117,302	114,087	2.8%
Direct property payroll	25,023	23,846	4.9%	74,090	72,645	2.0%
Media advertising	3,045	3,532	(13.8)%	14,702	19,191	(23.4)%
Other advertising and promotion	5,497	5,042	9.0%	17,022	15,815	7.6%
Utilities	10,018	9,538	5.0%	27,263	27,501	(0.9)%
Repairs and maintenance	10,701	9,204	16.3%	34,221	29,492	16.0%
Telephone reservation center	2,872	2,962	(3.0)%	8,486	8,712	(2.6)%
Property insurance	2,376	2,293	3.6%	7,275	7,677	(5.2)%
Other costs of management (a)	21,291	21,254	0.2%	67,007	66,742	0.4%
Total cost of operations (a)	119,422	115,678	3.2%	367,368	361,862	1.5%

Net operating income (b)	$245,668	$245,069	0.2%	$699,941	$709,553	(1.4)%

Gross margin	67.3%	67.9%	(0.9)%	65.6%	66.2%	(0.9)%
Weighted average for the period:
Square foot occupancy (c)	91.0%	89.6%	1.6%	90.1%	89.2%	1.0%
Realized annual rent per occupied square foot (d) (f)	$12.66	$12.73	(0.5)%	$12.48	$12.69	(1.7)%
REVPAF (e) (f)	$11.52	$11.41	1.0%	$11.25	$11.32	(0.6)%

Weighted average at September 30:
Square foot occupancy				90.4%	88.7%	1.9%
In place annual rent per occupied square foot (g)				$13.76	$13.66	0.7%
Total net rentable square feet (in thousands)				120,328	120,328	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2010	$347,833	$354,386	$365,090
2009	$355,489	$355,179	$360,747	$351,923	$1,423,338

Total cost of operations (in 000’s):
2010	$126,537	$121,409	$119,422
2009	$127,412	$118,772	$115,678	$102,179	$464,041

Property taxes (in 000’s):
2010	$39,955	$38,748	$38,599
2009	$38,582	$37,498	$38,007	$29,174	$143,261

Media advertising (in 000’s):
2010	$5,249	$6,408	$3,045
2009	$8,308	$7,351	$3,532	$987	$20,178

Other advertising and promotion (in 000’s):
2010	$5,004	$6,521	$5,497
2009	$4,713	$6,060	$5,042	$4,650	$20,465

REVPAF:
2010	$11.01	$11.21	$11.52
2009	$11.28	$11.26	$11.41	$11.16	$11.28

Weighted average realized annual rent per occupied square foot for the period:
2010	$12.46	$12.32	$12.66
2009	$12.84	$12.51	$12.73	$12.75	$12.71

Weighted average square foot occupancy levels for the period:
2010	88.4%	91.0%	91.0%
2009	87.9%	90.0%	89.6%	87.5%	88.7%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method.

At September 30, 2010, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.  Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately €213 million ($290 million) of outstanding debt at September 30, 2010.  The loans are payable to various banks and do not have recourse to Shurgard Europe.  One of the JV loans, totaling €99 million ($135 million), is due May 2011.  In July 2010, the other JV loan, totaling €114 million ($155 million) was refinanced with interest rates and terms that were similar to the previous loan, and matures in July 2013.

Our existing €378.7 million loan ($515.4 million at September 30, 2010) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  We received principal payments on this loan totaling €12.1 million ($17.4 million) in the three months ended September 30, 2010.  The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  The timing of future early principal payments will depend on Shurgard Europe’s available cash flow from operations or financing and its alternative uses for that cash flow.

Acquisition of Self-Storage Facilities

During the three months ended September 30, 2010, we acquired seven self-storage facilities (390,000 square feet) for approximately $27 million. Four of these facilities are located in California, with the remainder of the facilities located in Hawaii, Illinois and Louisiana. We incurred approximately $0.7 million in transaction-related expenses which are included in general and administrative expense in the three months ended September 30, 2010.

We are currently under contract to acquire four properties for approximately $14.4 million, located in Florida, New Jersey and Ohio.  We expect the acquisition of these properties to occur during the fourth quarter of 2010.  The contracts to acquire these facilities are subject to customary closing conditions, and there can be no assurance that we will be able to complete these acquisitions.

Capital Activities

As previously announced, on October 7, 2010, we issued 5,000,000 depositary shares (including the subsequent exercise, in part, of the underwriters’ over-allotment option) at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series P. The offering resulted in gross proceeds of $125 million.

During the quarter ended September 30, 2010, we repurchased 400,000 shares of our 6.85% Cumulative Preferred Shares, Series Y for an amount that was $800,000 lower than the original issuance proceeds for these preferred shares and, accordingly, we recorded an allocation of income from the preferred shareholders to the common shareholders of $800,000 in the quarter ended September 30, 2010.

On October 25, 2010, we repurchased our 7.25% Series J Preferred Partnership Units for an aggregate of $100.4 million ($100 million par value) plus accrued and unpaid dividends.  In the quarter ending December 31, 2010, we expect to record an allocation of income pursuant to EITF D-42 to the holders of these units of $400,000, representing the excess paid to redeem these units over the original issuance proceeds.  These preferred units were otherwise redeemable at par on May 9, 2011.

As previously announced, on November 5, 2010 we will redeem all outstanding depositary shares representing interests of our 7.125% Cumulative Preferred Shares, Series B, for an aggregate redemption amount, before payment of accrued dividends, of approximately $109 million.  In applying EITF D-42 to this redemption, we will allocate approximately $3.6 million of income from our common shareholders to the holders of our Preferred Shares, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ending December 31, 2010.

Liquidity Position

At September 30, 2010, we had approximately $513.5 million of cash and $102.1 million of short-term investments in high-grade corporate securities.  We also have access to our $300 million line of credit which does not expire until March 27, 2012.  On October 7, 2010, we raised net proceeds of $121.2 million from the issuance of the Series P Cumulative Preferred Shares.  Our capital commitments after September 30, 2010, for the next year of approximately $364.7 million include (i) $100.4 million paid to redeem our Series J Preferred Partnership Units, (ii) $108.8 million to redeem our Series B Cumulative Preferred Shares, (iii) $141.1 million in principal payments on debt and (iv) $14.4 million for the aforementioned acquisition of four facilities.  We have no further significant commitments until 2013, when $265.6 million of existing debt comes due.

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the quarter ended September 30, 2010, our funds from operations available to distribute to common shareholders (“FAD”) exceeded our regular common distributions by approximately $67 million.  Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

Distributions Declared

On November 4, 2010, our Board of Trustees declared a regular common dividend of $0.80 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2010, to shareholders of record as of December 15, 2010.

Third Quarter Conference Call

A conference call is scheduled for Friday, November 5, 2010, at 10:00 A.M. (PDT) to discuss the third quarter ended September 30, 2010 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 18251273).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events”.  A replay of the conference call may be accessed through November 19, 2010 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 18251273.

About Public Storage

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2010, the Company had interests in 2,044 self-storage facilities located in 38 states with approximately 129 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2010.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Form 10-Q for the period ended September 30, 2010 expected to be filed on or before November 9, 2010, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage rental income	$389,402	$377,430	$1,127,638	$1,118,750
Ancillary operations	26,588	27,800	78,823	81,741
Interest and other income	6,775	6,857	22,023	22,006
	422,765	412,087	1,228,484	1,222,497
Expenses:
Cost of operations:
Self-storage facilities	127,672	120,975	388,086	378,259
Ancillary operations	7,091	7,493	25,060	27,520
Depreciation and amortization	92,648	85,670	262,359	253,844
General and administrative	8,910	8,654	29,068	26,532
Interest expense	7,838	7,289	22,455	22,705
	244,159	230,081	727,028	708,860
Income from continuing operations before equity in earnings of real estate entities, foreign currency exchange gain (loss), gain on disposition of real estate investments, gain on early retirement of debt and asset impairment charges	178,606	182,006	501,456	513,637
Equity in earnings of real estate entities (a)	9,043	8,824	27,792	39,033
Foreign currency exchange gain (loss) (c)	55,455	21,429	(28,592)	19,901
Gain on disposition of real estate investments	-	30,573	396	33,295
Gain on early retirement of debt	-	-	283	4,114
Asset impairment charges (b)	-	-	(1,949)	-
Income from continuing operations	243,104	242,832	499,386	609,980
Discontinued operations (d)	2,707	1,119	7,518	(7,213)
Net income	$245,811	$243,951	$506,904	$602,767
Net income allocable (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,813)	(1,813)	(5,438)	(7,643)
Preferred unitholders, based upon redemptions (e)	-	-	-	72,000
Other noncontrolling interests in subsidiaries	(4,644)	(4,829)	(13,113)	(13,641)
Net income allocable to Public Storage shareholders	$239,354	$237,309	$488,353	$653,483
Allocation of net income to (from) Public Storage shareholders:
Preferred shareholders, based on distributions paid	$57,522	$58,108	$174,509	$174,324
Preferred shareholders, based on redemptions (e)	(800)	-	4,263	(6,218)
Equity Shares, Series A	-	5,131	5,131	15,393
Equity Shares, Series A, based on redemptions (f)	-	-	25,746	-
Restricted share units	426	577	923	1,509
Common shareholders	182,206	173,493	277,781	468,475
	$239,354	$237,309	$488,353	$653,483
Per common share:
Net income per share – Basic	$1.08	$1.03	$1.65	$2.78
Net income per share – Diluted	$1.07	$1.03	$1.64	$2.78
Weighted average common shares – Basic	169,014	168,373	168,766	168,344
Weighted average common shares – Diluted	169,977	169,043	169,640	168,681

(a)
Equity in earnings of real estate entities for the nine months ended September 30, 2010 and 2009, includes a $1.0 million reduction and a $16.3 million increase, respectively, related to PS Business Parks’ application of EITF D-42 to repurchases of its preferred securities.

(b)
For the nine months ended September 30, 2010, amounts primarily represent an impairment charge related to a land-leased self-storage facility that is expected to be discontinued in the next year upon expiration of the lease, which we do not expect to be renewed.

(c)
Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(d)
In addition to the pre-disposal operations of our containerized storage and truck operations that were discontinued in 2009, as well as the operations of certain self-storage facilities that were discontinued, discontinued operations for the periods above includes the following items:  (i) gains on disposition of discontinued facilities totaling approximately $2.7 million and $7.8 million for the three and nine months ended September 30, 2010, respectively,  as compared to $1.8 million and $6.0 million, respectively, for the three and nine months ended September 30, 2009, (ii) impairment charges associated with terminated ground leases totaling $0.6 million and $8.2 million for the nine months ended September 30, 2010 and 2009, respectively and (iii) $3.5 million in costs associated with the disposal of trucks recorded in the nine months ended September 30, 2009.

(e)
During the three and nine months ended September 30, 2010, we repurchased 400,000 shares of our Preferred Shares, Series Y for an amount that was $0.8 million lower than the original issuance proceeds for these preferred shares and, accordingly, we recorded an allocation of income from the preferred shareholders to the common shareholders of $0.8 million.  During the nine months ended September 30, 2010, we redeemed our Preferred Shares, Series V for an amount that was $5.1 million higher than the original issuance proceeds of these preferred shares and, accordingly, we recorded an allocation of income from our common shareholders to the preferred shareholders of $5.1 million.  During the nine months ended September 30, 2009, we repurchased various series of our preferred equity for an amount that was approximately $78.2 million lower than the original issuance proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million.

(f)
During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A for an amount that was approximately $25.7 million higher than the original issuance proceeds and, accordingly, we recorded an allocation of income from the common shareholders to the Equity Shares, Series A shareholders of $25.7 million.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	September 30, 2010 (unaudited)	December 31, 2009
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$513,479	$763,789
Marketable securities	102,131	-
Operating real estate facilities:
Land and buildings, at cost	10,558,867	10,292,955
Accumulated depreciation	(2,975,105)	(2,734,449)
	7,583,762	7,558,506
Construction in process	8,298	3,527
	7,592,060	7,562,033

Investment in real estate entities	607,057	612,316
Goodwill	174,634	174,634
Intangible assets, net	45,804	38,270
Loan receivable from Shurgard Europe	515,379	561,703
Other assets	100,866	92,900
Total assets	$9,651,410	$9,805,645
LIABILITIES AND EQUITY
Notes payable	$589,518	$518,889
Accrued and other liabilities	243,629	212,253
Total liabilities	833,147	731,142

Redeemable noncontrolling interests in subsidiaries	13,127	13,122

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 485,740 shares issued (in series) and outstanding (886,140 at December 31, 2009), at liquidation preference	3,379,777	3,399,777
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 169,174,859 shares issued and outstanding (168,405,539 at December 31, 2009)	16,919	16,842
Equity Shares of beneficial interest, Series A, $0.01 par value, 100,000,000 shares authorized, none outstanding (8,377.193 shares issued and outstanding at December 31, 2009)	-	-
Paid-in capital	5,513,603	5,680,549
Accumulated deficit	(226,343)	(153,759)
Accumulated other comprehensive loss	(11,880)	(15,002)
Total Public Storage shareholders’ equity	8,672,076	8,928,407
Equity of permanent noncontrolling interests in subsidiaries:
Preferred partnership units	100,000	100,000
Other interests	33,060	32,974
Total equity	8,805,136	9,061,381
Total liabilities and equity	$9,651,410	$9,805,645

Shurgard Europe Same Store Selected Operating Data

Shurgard Europe has an ownership interest in 188 facilities located in Europe.  Since January 1, 2008, 91 of Shurgard Europe’s 116 wholly-owned facilities (the “Europe Same Store Facilities”) have been operating on a stabilized basis.  During the quarter ended September 30, 2010, we removed two facilities from the Europe Same Store Facilities because they were no longer stabilized, and as a result the number of such facilities declined from 93 to 91. The following table reflects the operating results of these 91 facilities.  Comparisons should not be made between this group of 91 facilities and amounts presented for the former group of 93 facilities. We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 91 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2008: (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009 (a)	Percentage Change	2010	2009 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$27,581	$27,243	1.2%	$82,198	$80,926	1.6%
Late charges and administrative fees collected	467	454	2.9%	1,376	1,315	4.6%
Total revenues (b)	28,048	27,697	1.3%	83,574	82,241	1.6%

Cost of operations:
Property taxes	1,335	1,421	(6.1)%	4,097	4,247	(3.5)%
Direct property payroll	3,342	3,090	8.2%	9,784	9,674	1.1%
Advertising and promotion	1,209	997	21.3%	2,900	3,930	(26.2)%
Utilities	492	437	12.6%	1,765	1,732	1.9%
Repairs and maintenance	748	740	1.1%	2,139	2,243	(4.6)%
Property insurance	144	156	(7.7)%	454	495	(8.3)%
Other costs of management	4,239	3,997	6.1%	12,702	11,970	6.1%
Total cost of operations (b)	11,509	10,838	6.2%	33,841	34,291	(1.3)%

Net operating income (excluding depreciation and amortization) (c)	$16,539	$16,859	(1.9)%	$49,733	$47,950	3.7%

Gross margin	59.0%	60.9%	(3.1)%	59.5%	58.3%	2.1%
Weighted average for the period:
Square foot occupancy (d)	85.7%	87.2%	(1.7)%	85.4%	86.0%	(0.7)%
Realized annual rent per occupied square foot (e) (g)	$25.75	$25.00	3.0%	$25.67	$25.10	2.3%
REVPAF (f) (g)	$22.07	$21.80	1.2%	$21.92	$21.58	1.6%

Weighted average at September 30:
Square foot occupancy				85.6%	87.2%	(1.8)%
In place annual rent per occupied square foot (h)				$27.41	$26.48	3.5%
Total net rentable square feet (in thousands)				4,999	4,999	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.289	1.289	-	1.316	1.316	-
Actual historical exchange rates	1.289	1.428	(9.7)%	1.316	1.365	(3.6)%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three and nine months ended September 30, 2009 have been restated using the actual exchange rate for the same periods in 2010.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$245,811	$243,951	$506,904	$602,767
Add back – depreciation and amortization	92,648	85,670	262,359	253,844
Add back – depreciation and amortization included in Discontinued Operations	-	954	380	2,264
Eliminate – depreciation with respect to non-real estate assets	-	(36)	-	(150)
Eliminate – gain on sale of real estate investments	-	(30,573)	(396)	(33,295)
Eliminate – gain on sale of real estate included in Discontinued Operations	(2,707)	(1,837)	(7,794)	(6,018)
Eliminate – gain on our share of PSB’s sale of real estate	-	-	(2,112)	(675)
Add back – depreciation from unconsolidated real estate investments	16,142	16,458	46,449	51,029
Consolidated FFO allocable to our equity holders	351,894	314,587	805,790	869,766
Less: allocations of FFO (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,813)	(1,813)	(5,438)	(7,643)
Preferred unitholders, based upon redemptions	-	-	-	72,000
Other noncontrolling equity interests in subsidiaries	(5,199)	(5,276)	(14,464)	(15,017)
Consolidated FFO allocable to Public Storage shareholders	344,882	307,498	785,888	919,106
Less: allocations of FFO (to) from:
Preferred shareholders, based on distributions paid	(57,522)	(58,108)	(174,509)	(174,324)
Preferred shareholders, based on redemptions	800	-	(4,263)	6,218
Restricted share unitholders	(744)	(847)	(1,901)	(2,517)
Equity Shares, Series A, based on distributions paid	-	(5,131)	(5,131)	(15,393)
Equity Shares, Series A, based on redemptions	-	-	(25,746)	-
Remaining FFO allocable to Common Shares (a)	$287,416	$243,412	$574,338	$733,090
Weighted average shares:
Regular common shares	169,014	168,373	168,766	168,344
Weighted average share options outstanding using treasury method	963	670	874	337
Weighted average common shares for purposes of computing fully-diluted FFO per common share	169,977	169,043	169,640	168,681
FFO per diluted common share (a)	$1.69	$1.44	$3.39	$4.35

(a)
 Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$287,416	$243,412	$574,338	$733,090
Add: Non-cash share-based compensation expense	3,099	3,360	8,902	9,453
Eliminate: Non-cash asset impairment charges	-	-	2,544	8,205
Eliminate: Non-cash foreign currency exchange (gains) losses	(55,455)	(21,429)	28,592	(19,901)
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share of PSB’s redemption activities	(800)	-	31,058	(94,502)
Less: Aggregate capital expenditures	(31,626)	(19,874)	(68,628)	(52,449)

Funds available for distribution (“FAD”) (b)	$202,634	$205,469	$576,806	$583,896

Distribution to common shareholders (c)	$135,244	$92,608	$379,909	$277,784

Distribution payout ratio (b)	66.7%	45.1%	65.9%	47.6%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Stock, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received dividends of $0.80 and $2.25 per common share for the three and nine months ended September 30, 2010, respectively, as compared to $0.55 and $1.65 per common share for the same periods in 2009.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Amounts in thousands)
Revenues for:
Same Store facilities	$365,090	$360,747	$1,067,309	$1,071,415
Other facilities (a)	24,312	16,683	60,329	47,335

Self-storage revenues (b)	389,402	377,430	1,127,638	1,118,750
Self-storage cost of operations for:
Same Store facilities	119,422	115,678	367,368	361,862
Other facilities (a)	8,250	5,297	20,718	16,397

Self-storage cost of operations (b)	127,672	120,975	388,086	378,259
Net operating income for:
Same Store facilities	245,668	245,069	699,941	709,553
Other facilities (a)	16,062	11,386	39,611	30,938

Consolidated net operating income (c)	261,730	256,455	739,552	740,491
Ancillary revenues	26,588	27,800	78,823	81,741
Interest and other income	6,775	6,857	22,023	22,006
Ancillary cost of operations	(7,091)	(7,493)	(25,060)	(27,520)
Depreciation and amortization	(92,648)	(85,670)	(262,359)	(253,844)
General and administrative expense	(8,910)	(8,654)	(29,068)	(26,532)
Interest expense	(7,838)	(7,289)	(22,455)	(22,705)
Equity in earnings of real estate entities	9,043	8,824	27,792	39,033
Foreign currency exchange gain (loss)	55,455	21,429	(28,592)	19,901
Gain on disposition of real estate investments, net	-	30,573	396	33,295
Gain on early retirement of debt	-	-	283	4,114
Asset impairment charges	-	-	(1,949)	-
Discontinued operations	2,707	1,119	7,518	(7,213)
Consolidated net income of the Company	$245,811	$243,951	$506,904	$602,767

(a)
We consolidate the operating results of 101 additional self-storage facilities that are not Same Store Facilities. Included in the tables above for the three and nine month periods ended September 30, 2010, are $6,190,000 and $8,469,000 in revenues, and $2,486,000 and $3,304,000 in cost of operations, respectively, for the 38 self-storage facilities that we acquired in the nine months ended September 30, 2010.

(b)	Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.